$500,000

                    REVOLVING CREDIT AGREEMENT

                             between

                  HYDROGEL DESIGN SYSTEMS, INC.

                               and

                  EMBRYO DEVELOPMENT CORPORATION






                      Dated January__, 1997

                     REVOLVING CREDIT AGREEMENT



          THIS AGREEMENT is made as of January___, 1997, by and between Hydrogel Design Systems, Inc., a Delaware corporation (the "Borrower"), and Embryo Development Corporation, a Delaware corporation (the
"Lender").


SECTION 1.  DEFINITIONS
            -----------

     1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

     "Affiliate" of a Person shall mean any Person controlling, controlled by, or under common control with, such person.

     "Bankruptcy Law" shall mean Title 11 of the U.S. Code, as in effect from time to time, or any similar Federal or state law for the relief of debtors.

     "Borrowing Date" shall mean the date of any borrowing by the Borrower pursuant hereto.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City.

     "Custodian"  shall have the meaning assigned to it in Section 7.1.

     "Debt" shall mean any indebtedness, contingent or otherwise, of the Borrower, including, without limitation, (i) indebtedness evidenced by guarantees or in effect guarantees by the Borrower of Debt of any other Person, (ii) indebtedness evidenced by notes, debentures, bonds or similar instruments or letters of credit, (iii) indebtedness representing the deferred and unpaid balance of the purchase price of any property or interest therein and obligations of the Borrower under any agreement to lease, or lease of, any real or personal property in each case which, in accordance with generally accepted accounting principles then in effect, appears as a liability upon a balance sheet of the Borrower, and (iv) obligations of the Borrower under interest rate swaps, caps, collars, calls and similar arrangements, and foreign currency hedges entered into in respect of any indebtedness or obligations.

     "Default" shall mean any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

     "Event of Default" shall have the meaning assigned to it in Section
7.1.
     "Governmental or Regulatory Body" shall mean any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

     "Initial Loan"  shall have the meaning assigned to it in Section
2.1.

     "Lender Group"  shall have the meaning assigned to it in Section
8.11.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Loan" or "Loans" shall have the respective meanings assigned to such terms in Section 2.1.

     "Loan Commitment" shall have the meaning assigned to it in Section
2.1.

     "Loan Commitment Period" shall mean the period from the date hereof through the Termination Date.

     "Loss" or "Losses" shall have the respective meaning assigned to such terms in Section 8.11.

     "Material Adverse Effect" or "Material Adverse Change" shall mean any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to
(a) the business or the assets, operations, income, prospects or conditions (financial or otherwise) of the Borrower or its Subsidiaries or (b) the ability of the Borrower to perform its obligations under this Agreement.

     "Note" shall have the meaning assigned to it in Section 2.2.

     "Person" shall mean an individual, a corporation, a partnership, a joint venture, a firm, an enterprise, a trust, an unincorporated organization, a government or any agency or political subdivision thereof.

     "Termination Date" shall mean the date falling 2 years following the date hereof.

SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENT AND LOANS
            ---------------------------------------------

     2.1 The Loan Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make revolving credit loans (individually, a "Loan"; the first such Loan, the "Initial Loan"; and, collectively, the "Loans") to the Borrower from time to time during the Loan Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $500,000 (the "Loan Commitment").

     2.2 The Note. The Loans made by the Lender shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A, with appropriate insertions, which shall be payable to the order of the Lender and shall represent the obligation of the Borrower to pay the amount of the Loan Commitment or, if less, the aggregate unpaid principal amount of all Loans made by the Lender, with interest thereon as prescribed in Section
2.5. The date and amount of each Loan made by the Lender and each payment of principal with respect thereto may be endorsed by the Lender on the schedule annexed to and constituting a part of the Note, which endorsement, absent manifest error, shall constitute prima facie evidence of the accuracy of the information endorsed. The Note shall (a) be dated the date hereof, (b) be stated to mature on the Termination Date and (c) bear interest for the period from the date hereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the rates prescribed in Section 2.5.

     2.3 Procedure for Borrowing Under Loan Commitment. The Borrower may borrow under the Loan Commitment at any time during the Loan Commitment Period, provided that the Borrower shall give the Lender irrevocable notice at least five (5) Business Days prior to the requested Borrowing Date, specifying (i) the requested Borrowing Date (which shall be a Business Day) and (ii) the amount of the requested borrowing. Not later than 12:00 noon, New York time, on the date specified in such notice from the Borrower, the Lender shall make available to the Borrower at such account of the Borrower as the same may designate from time to time, in immediately available funds, the amount to be then loaned by it; provided that the aggregate amount of any outstanding Loans and the requested borrowing do not exceed the Loan Commitment.

     2.4 Optional Prepayment The Borrower may, at its option, prepay the Note without premium or penalty, in whole or in part, upon at least two Business Day's prior notice to the Lender, specifying the date and amount of prepayment. Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the date specified.

     2.5  Interest Rates. (a) The Loans shall bear interest
(calculated on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal amount thereof at a rate per annum equal to 8%, payable quarterly in arrears on the last day of each June, September, December and March in each year.

     (b) If all or a portion of the principal amount of any of the Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall bear interest at the rate of 12% per annum, to the extent permitted by law.

     2.6 Use of Proceeds. The Borrower covenants that it will apply all of the proceeds of the Loan for the Borrower's general corporate purposes.

     2.7 Payment. All payments made by the Borrower to the Lender shall be made in federal or other immediately available funds in lawful money of the United States for credit, not later than 12:00 noon, New York time, on the day when due, or in any case by such other reasonable method or at such other address as the Lender shall have from time to time notified the Borrower.

     2.8 Maturity of Loans. The aggregate outstanding principal amount of the Loans shall be due and payable on the Termination
Date.


SECTION 3.  COVENANTS
            ---------

     3.1 Payment of Note. The Borrower shall pay the principal of, and interest on, the Note on the dates and in the manner provided herein and in the Note.

     3.2 Financial and Business Information. The Borrower covenants and agrees that so long as the Loan Commitment shall be in effect or any debt under the Note shall be outstanding, the Borrower will deliver to the Lender:

     (a) as soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statements of income and retained earnings and changes in financial position of the Borrower for such fiscal year, setting forth in each case in the comparative form the figures for the previous year, reported on by independent certified public accountants of nationally recognized standing selected by the Borrower;

     (b) promptly on their becoming available, any such other financial data, information or reports as from time to time may be furnished to all stockholders of the Borrower in their capacity as stockholders.

     3.3 Notice of Default. If any one or more events occur which constitute a Default or an Event of Default, upon obtaining knowledge thereof, the Borrower will forthwith give notice to the Lender, specifying the nature and status of the Default or Event of Default.

SECTION 4.  REPRESENTATIONS AND WARRANTIES
            ------------------------------

     In order to induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower hereby represents and warrants as follows:

     4.1 Organization and Qualification. The Borrower is a corporation validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and as proposed to be conducted. The Borrower is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. The jurisdictions in which the Borrower is qualified are set forth on Schedule 4.1.

     4.2  Capitalization; Subsidiaries and Affiliates.  Schedule
4.2 sets forth the par value, number of authorized shares of capital stock and number of issued and outstanding shares of each class of its capital stock of the Borrower. All of the issued and outstanding shares of capital stock of the Borrower are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding shares of the Borrower are owned of record by the shareholders attached to Schedule 4.2 as of May 31, 1997. There are no securities outstanding which are exchangeable or exercisable for, or convertible into shares of capital stock of the Borrower. Except as set forth on Schedule 4.2, the Borrower has no subsidiaries nor does any Affiliate of the Borrower or any subsidiaries thereof own any equity interest in any other corporation, partnership, joint venture or other entity. To the best knowledge of the Borrower, no officer, director or five percent (5%) or greater stockholder of the Borrower has been convicted of any felony, securities law violation or been a party to any agreement, understanding or consent with any state or federal securities commission or the National Association of Securities Dealers.

     4.3. Validity and Execution of Agreement. The Borrower has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its respective obligations hereunder and thereunder. The board of directors of the Borrower has approved the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by the Borrower. This Agreement and such other agreements and instruments have been duly executed and delivered by the Borrower and each constitutes the valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to
(i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principals of equity (regardless of whether such enforcement is considered in a proceedings in equity or at law).

     4.4. No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Borrower of the transactions contemplated hereby will violate or conflict with (a) any of the provisions of the Articles of Incorporation or By-Laws of the Borrower; (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon the assets of the Borrower or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any contract, (c) to the best of Borrower's knowledge, any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Borrower is a party or by which any of its property or assets may be bound or affected or to the best of Borrower's knowledge, with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the Borrower.

     4.5 Disclosure. To the best knowledge of the Borrower, neither this Agreement, nor any Schedule or Exhibit to this Agreement contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of the Borrower, all statements, documents, certificates or other items prepared or supplied by the Borrower with respect to the transactions contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

     4.6 Survival. All of the representations and warranties of the Borrower contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

SECTION 5.  CONDITIONS TO INITIAL LOAN
            --------------------------

     The obligation of the Lender to make the Initial Loan pursuant to this Agreement shall be subject to compliance by the Borrower with its agreements herein contained, and, to the satisfaction, prior to or substantially contemporaneously with, the making of such Initial Loan, of the following conditions:

     5.1 Note. The Borrower shall have executed and delivered to the Lender the Note in the form of Exhibit A hereto (appropriately completed).

     5.2 Corporate Proceedings. The Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Lender, of the board of directors of the Borrower authorizing the execution, delivery and performance of thus this Agreement and the Note, in each case, certified by a duly authorized officer of the Borrower as of the date hereof; and such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

     5.3 Representations and Warranties. Each of the representations and warranties made by the Borrower pursuant to this Agreement shall be true and correct in all material respects on and as of the date hereof, as if made on and as of such date.

SECTION 6.  CONDITIONS TO ALL LOANS
            -----------------------

     Except with respect to the Initial Loan, the obligation of the Lender to make a Loan on any Borrowing Date is subject to fulfillment of the following conditions precedent to the satisfaction of the Lender:

     6.1 Representations and Warranties. The representations and warranties made by the Borrower in this Agreement and in any certificate, document or financial or other statement furnished at any time hereunder shall be true and correct in all material respects unless stated to relate to a specific earlier date.

     6.2  No Default or Event of Default.  No Default or Event of
Default shall have occurred and be continuing on such Borrowing
Date.

SECTION 7.  DEFAULTS AND REMEDIES
            ---------------------

     7.1 Events of Default. "Event of Default" whenever used herein means any of the following events:

     (a) the Borrower defaults in the due and punctual payment of principal of, interest on, or any other amount owing in respect of, the Note when and as the same shall become due and payable, and such default continues for a period of five (5) Business Days after receipt of notice thereof; or

     (b) the Borrower defaults in the performance or observance of any covenant or agreement of the Borrower in this Agreement or the Note and such default continues for a period of thirty (30) calendar days after a written notice specifying such default and requiring it to be remedied has been given to the Borrower by the Lender; or

     (c) the Borrower shall (i) default in any payment of principal of or interest on any Debt or (ii) default in the observance or performance of any agreement or condition relating to any such Debt or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause (immediately or with the giving of notice or lapse of time or both) any such Debt to become due prior to its stated maturity; or

     (d) the Borrower, either pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors; or

     (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Borrower in an involuntary case, (ii) appoints a custodian of the Borrower for any substantial part of all the property of the Borrower, or (iii) orders the liquidation of the Borrower; and the order or decree remains unstayed and in effect for sixty (60) days or more.

     The term "Custodian" means any receiver, trustee, assignee, custodian, liquidator or similar official under any Bankruptcy Law.

     7.2 Acceleration of Maturity. If an Event of Default occurs and is continuing, then and in every such case the Lender may, declare the principal of the Note to be due and payable immediately and the Loan Commitment to be terminated, by a notice in writing to the Borrower, and upon any such declaration the principal of the Note shall become immediately due and payable and the Loan Commitment shall be terminated.

SECTION 8.  MISCELLANEOUS
            -------------

     8.1 Amendments and Waiver. This Agreement and the Note may be amended, and the terms hereof waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     8.2 Notices. Any notice, demand or delivery pursuant to the provisions hereof shall be sufficiently given or made if sent by hand or by registered or certified mail, postage prepaid, addressed to the Lender at its principal place of business or, except as otherwise expressly provided herein, to the Borrower at its principal place of business or such other address as shall have been furnished to the party giving or making such notice, demand or delivery. Any such notice shall be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mails or one day following the deposit with a reputable overnight courier.

     8.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

     8.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     8.5 Successors and Assigns. This Agreement and each document and certificate delivered pursuant thereto shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns, except that neither the Borrower nor the Lender may assign or transfer any of its rights under this Agreement or the Note without the prior written consent of the other.

     8.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

     8.7 Severability. Any provision of this Agreement or the Note which is prohibited, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or any other provision of this Agreement or the Note.

     8.8 Investment. The Lender is acquiring the Note for its own account and not with a view to resale.

     8.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

     8.10 Agreement Regarding Transaction. The Lender represents and warrants that it has had the opportunity to ask questions of and receive answers from management of the Borrower. The Lender represents and warrants that it has received any and all materials, documents, certificates, and other matters it requested be made available and has reviewed and evaluated the same and, based upon such review and evaluation as well as the representations, warranties and covenants of the Borrower contained in this Agreement and the Exhibits hereto, the Lender has entered into this Agreement with the Borrower. Lender hereby acknowledges that given the current financial condition of the Borrower as of the date of this Agreement and that as a result of such financial condition, the Borrower is in immediate need for cash in order to continue its operations. The Borrower hereby acknowledges and agrees that the transaction contemplated hereby is based on the Borrower's independent review and analysis of the abilities (financial or otherwise) of the Lender to perform its respective obligations hereunder. The Borrower also agrees that any and all schedules attached to this Agreement and any documents referred to therein have been prepared and thoroughly reviewed by the Borrower and that the Borrower is responsible for its own due diligence in connection with preparing such items, executing this Agreement and agreeing to the transactions contemplated hereby. The Borrower has made its independent analysis of such information and has not relied on any factors, conversations or communications made by any other party.

     8.11 Indemnification. The Borrower agrees to indemnify, defend and hold harmless the Lender and its respective shareholders, officers, directors, employees, and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Lender Group") from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result form or relate to, (i) any inaccuracy in or any breach of any representation or warranty of the Borrower contained in Section 4, and (ii) any breach of any covenant of the Borrower contained in this Agreement or in any other document contemplated by this Agreement.

     8.12 Recourse. Except with respect to any potential claim based on any fraud, any obligation or liability whatsoever of Borrower which may arise at any time under this Agreement shall be satisfied, if at all, out of the Borrower's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Borrower's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, unless such obligation or liability relates to fraudulent conduct on the part of such entity or individuals. Notwithstanding the foregoing, nothing in this Section shall be interpreted or construed as an agreement or admission by the Borrower, its shareholders, directors, officers, employees or agents that any such entity or person is or may be personally liable for any obligation or liability (whether the result of fraud or otherwise) with respect to this Agreement.

     8.13 Validity and Execution of Agreement. The Lender has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its respective obligations hereunder and thereunder. The board of directors of the Lender has approved the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by the Lender. This Agreement and such other agreements and instruments have been duly executed and delivered by the Lender and each constitutes the valid and binding obligation of the Lender enforceable against it in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceedings in equity or at law).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              HYDROGEL DESIGN SYSTEMS, INC.



                              By: /s/ Matthew Harriton


                              Name:   Matthew Harriton
                              Title: President

                              EMBRYO DEVELOPMENT CORPORATION



                              By: /s/ Michael Lulkin


                              Name: Michael Lulkin
                              Title: Chairman


                                                            EXHIBIT A





                               PROMISSORY NOTE
                               ---------------


$500,000                                                  January ___, 1997



      FOR VALUE RECEIVED, the undersigned, Hydrogel Design Systems, Inc., a Delaware corporation, hereby unconditionally promises to pay on January ___, 1999, to the order of Embryo Development Corporation, a Delaware corporation (the "Lender"), at the account of the Lender maintained at_________________________________Bank Account Number ___________ (or at
such other account in the United States as the Lender shall notify the undersigned), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (i) FIVE HUNDRED THOUSAND DOLLARS ($500,000) and (ii) the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Revolving Credit Agreement, dated as of the date hereof, between the undersigned and the Lender (the "Credit Agreement"). Capitalized terms used herein shall have the same meanings as set forth in the Credit Agreement, unless otherwise defined herein.

     The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof until such amount shall be paid (whether at the stated maturity, by acceleration or otherwise) on the dates and at the applicable rates per annum as provided in Section 2.5 of the Credit Agreement.

     The holder of this Note is authorized to endorse the date and amount of each Loan pursuant to Section 2.2 of the Credit Agreement, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto, on the schedule annexed hereto and made a part hereof or on a continuation thereof, which endorsement, absent manifest error, shall constitute prima facie evidence of the accuracy of the information so endorsed.

     If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     This Note is the Note referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to the terms and conditions provided therein.

     Except as expressly provided herein, the undersigned hereby waives presentation, demand, protest and all other notices of any kind.

     This Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.



                                   HYDROGEL DESIGN SYSTEMS, INC.



                                   By: /s/ Matthew Harriton


                                   Name: Matthew Harriton
                                   Title: President

                          Schedule 4.1


                         JURISDICTIONS
                         -------------

                          Schedule 4.2

                   CAPITAL STOCK OF BORROWER
                   -------------------------


Stockholder    Class of Capital Stock   Number Owned

Embryo Development
 Corporation       Common Stock              1,251,000
                   Preferred Stock          15,000,000

Dune Holdings, Inc.  Common Stock              749,000

John Essmyer         Common Stock              250,000

Michael Periera      Common Stock              250,000